Exhibit 15.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form F-3 (File Numbers 333-281518 and 333-275602), under the Securities Act of 1933 of our report dated December 26, 2024 with respect to the consolidated statements of operations and comprehensive loss of SANGRIX INC. (formerly known as Bit Origin Ltd) and its subsidiaries, and the consolidated statements of changes in shareholders’ equity, and cash flows for the year ended June 30, 2024, and the related notes included in the Annual Report on Form 20-F, filed with the Securities and Exchange Commission.

/s/ WWC, P.C.
San Mateo, California	WWC, P.C.
September 18, 2026	Certified Public Accountants
PCAOB ID: 1171